UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street NW
Washington, D.C. 29549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):      April 27, 2006
THE CATO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31340	56-0484485

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

8100 Denmark Road, Charlotte, North Carolina	28273-5975

(Address of Principal Executive Offices)	(Zip Code)
(704) 554-8510

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On April 27, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of The Cato Corporation (the “Company”) met and took various actions, as described below, with respect to grants of restricted stock to the Company’s executive officers.
Pursuant to the Company’s 2004 Incentive Compensation Plan, the Committee established the performance measures and potential restricted stock award opportunities for its executive officers for Fiscal 2006 and 2007. Awards of restricted stock effective as of May 1, 2006 are set forth on Exhibit 99.1 and are subject to forfeiture if certain goals related to Fiscal 2006 net income are not met. If such net income goals are met, the restricted shares would vest 33% each on the third and fourth anniversary of the date of the grant and 34% on the fifth anniversary of the date of the grant. Grants of restricted stock may be made to the executive officers for fiscal 2007, and could range in value from 0% to 70% of current base salary for the Chief Executive Officer (Mr. Cato), from 0% to 35% of current base salary for the Executive Vice President, Chief Merchandise Officer (Mr.Weinstein), from 0% to 30% of salary for the Executive Vice President, Chief Financial Officer (Rennie Faulkner (subject to his commencement of employment on or about May 15, 2006)), from 0% to 25% of current base salary for Mr. Severson and 2006 base salary for Mr. Greer (effective May 1, 2006), from 0% to 25% of current base salary for the Senior Vice President, General Merchandise Manager of the Cato Division (Ms. Almason) and from 0% to 12.5% of current base salary for Senior Vice President, Human Resources (Mr. Brummer);based on the achievement of certain goals related to net income in Fiscal 2006. The restricted shares granted for Fiscal 2007 would also vest 33% each on the third and fourth anniversary of the date of grant and 34% on the fifth anniversary of the date of grant. All grants of restricted stock for Fiscal 2006 and Fiscal 2007 will be based on a price per share of $20.67.
Item 9.01. Financial Statements and Exhibits.
     Exhibits
     Exhibit 99.1 — Fiscal 2006 Restricted Stock Grants To Executive Officers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CATO CORPORATION

May 2, 2006	/s/ John P. D. Cato

Date	John P. D. Cato Chairman, President and Chief Executive Officer

May 2, 2006	/s/ Robert M. Sandler

Date	Robert M. Sandler Senior Vice President Controller

Exhibit Index

Exhibit	Exhibit No.

Fiscal 2006 Restricted Stock Grants To Executive Officers	99.1

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